Exhibit 99.1

Phio Pharmaceuticals Announces Completion of Enrollment in Phase 1b Clinical Trial of INTASYL siRNA Lead Compound PH-762

KING OF PRUSSIA, PA, Nov 25, 2025 (NEWSFILE) —Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® gene silencing technology to eliminate cancer. Phio announced today the completion of enrollment in its ongoing Phase 1b clinical trial of INTASYL siRNA PH-762. In connection with completing enrollment, Phio continues to treat additional patients in the fifth cohort at the highest dose concentration of PH-762. Pathology results for these patients are expected in Q1 2026.

PH-762 is a potent silencer of the PD-1 gene implicated in various forms of skin cancer.

The Phase 1b clinical trial is designed to evaluate the safety and tolerability of neoadjuvant use of intratumoral PH-762 in Stages 1, 2 and 4 cutaneous squamous cell carcinoma (cSCC), Stage 4 melanoma, and Stage 4 Merkel cell carcinoma. Per the trial’s protocol, patients receive four injections of PH-762 at weekly intervals and pathologic response is assessed on day 36 after the initial injection of PH-762 (NCT# 06014086).

Thus far, a total of 18 patients with cutaneous carcinomas have completed treatment across five dose escalating cohorts in the Phase 1b trial. The cumulative pathologic response in 16 patients with cSCC include six with a complete response (100% clearance), two with a near complete response (> 90% clearance) and two with a partial response (> 50% clearance). A single patient with metastatic Merkel cell carcinoma had a partial response (> 50% clearance). Six patients with cSCC and one patient with metastatic melanoma had a pathologic non-response (< 50% clearance). No patients in the study have exhibited clinical progression of disease.

To date, there were no dose-limiting toxicities or clinically relevant treatment-emergent adverse effects in the patients receiving intratumoral PH-762 in this trial. Moreover, PH-762 has been well tolerated in all enrolled patients in each escalating dose cohort.

“Completing enrollment in the Phase 1b trial for PH-762 marks a significant step forward in advancing a promising treatment option for skin cancer.” said Robert Bitterman, CEO and Chairman of the Board, Phio Pharmaceuticals. “We are deeply grateful to the patients, investigators, our partners, and our team for their help in successfully achieving this important milestone.”

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage siRNA biopharmaceutical company advancing its INTASYL® gene silencing technology focused on immuno-oncology therapeutics. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH-762, that silences the PD-1 gene implicated in various forms of skin cancer. The ongoing Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma, and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells, the potential for PH-762 to present a viable non-surgical alternative for skin cancer, expectations regarding timing of enrollment, the expectations that we have sufficient capital to complete the treatment phase of our ongoing Phase 1b clinical trial, and statements regarding our clinical strategy, development plans and timelines and other future events.

 These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, results from our preclinical and clinical activities, our ability to execute on business strategies, the timing or likelihood of regulatory filings and approvals, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs